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                                                                      EXHIBIT 11

                             THE LEAP GROUP, INC.

             STATEMENT REGARDING COMPUTATION OF PER-SHARE EARNINGS
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                                                     Three Months Ended October 31,         Nine Months Ended October 31,
                                                     ------------------------------         -----------------------------
                                                           1996             1995                 1996             1995
                                                           ----             ----                 ----             ----

Weighted average of common shares outstanding             9,600,000        9,600,000         9,600,000         9,600,000
Effect of options granted within one year
  prior to the offering, based on the
  treasury stock method                                     508,680          508,680            508,680           508,680
Weighted average of common shares issued
  in the offering                                         1,333,333                -            444,444              -

Total                                                    11,442,013       10,108,680         10,553,124        10,108,680

Net income (loss)                                          $435,234          $23,898           $692,477          $698,914

Net income (loss) per common share                         $   0.04          $  0.00           $   0.07          $   0.07


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